Exhibit 10.1

January 28, 2013

Via Electronic Mail Only
Hampshire Group, Ltd.
114 West 41st Street
New York, NY 10036
Attn: Peter Woodward

Re: Buxbaum Group Engagement

Dear Peter:

As requested, Buxbaum Group is pleased to provide you with the following proposal and engagement agreement (the “Agreement”) for advisory services to Hampshire Group, Ltd. (the “Company”).  The proposal identifies the scope of the services to be rendered together with the terms and conditions under which they will be performed and remuneration.  Further, the proposal covers three distinct areas of the engagement: (i) Analysis of Information and Identification of Opportunities; (ii) Specific Recommendations; and (iii) Implementation.

Buxbaum Group Mission: Buxbaum Group will provide specific recommendations to the Company’s Board of Directors (the “Board”) and, after approval by the Board, Buxbaum Group will implement such approved actions in order to restructure the organization, operations and expenses to support the current business model and sales levels including, but not limited to, immediately reducing the size of the Company, streamlining responsibilities of existing departments and reduce overhead expenses.

Methodology to accomplish Buxbaum Group Mission

1.             Analysis: Our immediate focus is to gather and analyze administrative, operational, product and financial data for the purpose of identifying operational and financial cost saving opportunities.  Such analysis will include but will not be limited to:

-           Review of Organization Chart (corporate, administrative), compensation structure, individual responsibilities and accountability.  Interviews of senior and other key personnel;
-           Analysis of all relevant financial data, including cash flows, income statements, balance sheets, sales metrics by division and sub-divisions;
-          Analysis of overhead expenses such as accounting in South Carolina and costs related thereto, NYC lease terms and costs, I\T department, human resources in NYC and South Carolina and other general and administrative expenses;

-           Assess and overview of the Company’s current management information systems;

-           Analyze key metrics utilized by Company and effectiveness of same; and

-            Evaluation of existing and potential growth opportunities.

2.             Specific Recommendations:  Upon completion of the foregoing, Buxbaum Group will make specific recommendations for presentation to the Board.  Such recommendations will include, but not be limited to, reduction of head count, eradication and\or streamlining of existing responsibilities both at the department level and at key positions.  Such recommendations will also specifically identify unproductive expenses and options for eradication of the same.  The recommendations will directly address our Mission: Restructure the organization, operations and expenses to support the current business model and sales levels.

Buxbaum Group will provide initial recommendations to the Board within the first 60 days of the engagement. Additional recommendations will be provided thereafter.

3.             Implementation: Immediately upon Board approval, Buxbaum Group will directly implement the recommendations where appropriate and where necessary, work with Company personnel to implement other recommendations.

On or about 100 days after the commencement of services, the parties will assess the status of the implementation process and determine how best to move forward.

As Buxbaum Group works with the Company through the foregoing stages, we will utilize our industry expertise to identify supply chain sourcing inefficiencies and will suggest options for the Company to consider.

Buxbaum Group Personnel:  Buxbaum Group’s activities will be lead by Mr. Paul Buxbaum, who will serve as Chief Executive Officer during the Term of this engagement, reporting to the Board.  Mr.  Buxbaum will devote such time to his duties as Chief Executive Officer, and will provide reports to the Board, in each case as required by the Board.  Buxbaum Group will utilize not less than two (2) full time persons in addition to Mr. Buxbaum during this engagement as well as other resources within its organization.  After the end of the Term of this engagement, Mr. Buxbaum, shall, at the request of the Board, continue to serve as Chief Executive Officer on terms as mutually agreed between the Company and Mr. Buxbaum.

Term: The Term of this Agreement commenced on January 16, 2013 and shall conclude on May 16, 2013, unless extended by mutual agreement between the parties. This Agreement may be terminated by either party at any time upon not less than ten (10) days written notice by one party to the other party; provided, however, that either party may terminate this Agreement effective immediately upon written notice to the other party, if such other party is in breach of this Agreement.

Fees and Expenses: The fees for the services to be provided pursuant to this Agreement by Buxbaum Group shall be $75,000 per monthly period during the Term (“Monthly Fee”), and shall be payable in the following manner:

$75,000 upon execution of this Agreement representing the Monthly Fee for the first month of the engagement with each subsequent Monthly Fee to be paid on the 16th day of each of February, March and April, 2013.  With respect to any Monthly Fee, any unearned portion thereof, which unearned portion shall be calculated based upon the number of days during any monthly period following the termination of this Agreement by either party, shall be promptly returned to the Company upon the termination of this Agreement.

In addition, Buxbaum Group shall be reimbursed for its reasonable and necessary out of pocket expenses (including, without limitation, travel, lodging, meals, overnight courier, and telephone usage) in a manner consistent with the Company’s policies with respect thereto.   Buxbaum Group estimates its expenses for the Term of this Agreement to be approximately $85,000 however due to the fluid nature of the services required, it is not feasible for Buxbaum Group to liquidate such amount at this time.  Buxbaum Group will submit its expenses twice per month during the Term hereof for reimbursement and will report to the Board if Buxbaum Group believes in good faith that its expenses will be materially higher than estimated.

Except as set forth in this Agreement, neither Buxbaum Group nor Paul Buxbaum shall be entitled to any other compensation (in any form) in connection with the services provided under this Agreement or in respect of Mr. Buxbaum’s service as the Company’s Chief Executive Officer.

           Various miscellaneous provisions are attached hereto as an Addendum and are incorporated herein by this reference.

If the terms of this Agreement are acceptable, please sign same where indicated below and return a copy along with the retainer to our attention below.  We look forward to working with you on this exciting engagement.

[signature page follows]

Very truly yours,

Buxbaum Holdings, Inc., d\b\a
Buxbaum Group

By:	/s/ Paul Buxbaum
Paul Buxbaum
President

AGREED AND ACCEPTED:
Hampshire Group, Ltd.

By:	/s/ Peter Woodward
Name:	Peter Woodward
Title:	Chairman
Date:	January 28, 2013

Addendum to Engagement Letter:

Failure to Pay.  Buxbaum Group shall not have any obligation, express or implied, to continue to provide services under this agreement in the event that the Company, to the extent appropriate, fails to pay the aforementioned fees or reasonable out of pocket expenses when due.  Buxbaum Group shall have the right to immediately terminate this Agreement if such payments are not timely made.

Cooperation.  Buxbaum Group shall assign and cause its employees, agents and representatives to perform the services under this Agreement in the most efficient manner in its sole judgment as may be required to accomplish the identified tasks.  The Company agrees to provide Buxbaum Group all information reasonably requested by Buxbaum Group in a timely manner.  The Company will cause its employees to fully cooperate with Buxbaum Group in connection with Buxbaum Group’s performance of its services hereunder, and will otherwise cooperate with Buxbaum in performing the services hereunder.

Confidentiality. Buxbaum Group and its employees, agents and representatives shall keep confidential all non-public information received from the Company in conjunction with this engagement, except:  (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings; or (iii) as required in the performance of the duties set forth in the herein.  The duty of confidentiality of Buxbaum Group and its employees, agents and representatives shall terminate when any non-public information protected by this provision is, or becomes, public other than as a result of a breach of this provision.

Warrantees and Indemnification.  Buxbaum Group makes no warranties, either express or implied, as to any matter whatsoever.  Further, Buxbaum Group does not predict the results of the Engagement. Buxbaum Group shall not be subject to any liability to the Company or others for any act or omission relating to or arising out of services rendered under this Agreement, unless Buxbaum Group’s acts or omissions constitute willful malfeasance, bad faith, gross negligence or reckless disregard of the obligations of this Agreement.  Each of the parties hereto agree to indemnify and hold the other harmless including, their respective directors, officers, members, employees, and agents harmless from any and all liabilities, costs, damages, losses, claims, suits, and expenses, including without limitation, court costs and reasonable attorney’s and accountant’s fees and expenses, incurred as a result of the services contemplated herein, provided that such obligation shall not apply to the extent the claims, liabilities, costs, damages, losses, suit or expenses arise out of or in connection with indemnitee’s (or such other person’s) willful malfeasance, bad faith, gross negligence or reckless disregard of the obligations of this Agreement.  The provisions of this paragraph shall survive termination of this Agreement.

Further Assurances.  Each party agrees to cooperate with each other to carry out the purposes and intent of this Agreement, including, without limitation, the execution of and delivery to the appropriate party of all further documents and instruments, as may reasonably be necessary or appropriate to accomplish the same.

No Waiver.   The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.  No delay or omission in exercising any right under this Agreement shall operate as a waiver thereof or of any other right. No waiver of this Agreement upon any one occasion shall be effective unless in writing, nor shall any such waiver be construed as a bar or waiver of any right or remedy on any future occasion.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Entire Agreement.  This Agreement (including all Exhibits hereto, if any, which are incorporated herein by reference), and all other Agreements and documents executed in connection herewith constitute the entire Agreement between the parties hereto with respect to the subject hereof and supersedes all prior Agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  No amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument duly executed by the parties hereto.

Successors and Assigns.  Except as otherwise provided for herein, this Agreement shall not be assignable by any party without the express prior written consent of the other party.  All the terms  and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not.

Governing Law and Jurisdiction.  This Agreement and all controversies arising from or relating to performance under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to such State’s rules concerning conflicts of laws to the extent the laws of another jurisdiction would be required by the application thereof. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of this Agreement shall be brought only in the state or United States Federal courts located in the State of Delaware.

Attorney Fees.  Should any litigation be commenced among the parties in relation to this Agreement, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for attorneys’ fees in connection with such litigation or in a separate action brought for that purpose.

No Partnership.  This Agreement is not intended to, and does not, create a partnership or a joint venture between any of the parties hereto and this Agreement shall not in any manner cause any party hereto to have the rights or obligations of a partner, whether limited or general, or result in any party hereto having the right to assert rights of a partner, whether limited or general.